Automatic Reinsurance Agreement

between

FORTIS BENEFITS INSURANCE COMPANY

Woodbury, Minnesota

(hereinafter referred to as the CEDING COMPANY)

and

AXA RE LIFE INSURANCE COMPANY

New York, New York

(hereinafter referred to as the REINSURER)

Effective October 1, 1999

This Agreement will hereinafter be referred to as Agreement No. 99030

Fortis Benefits Insurance Agreement No. 99030-DB

Effective October 1, 1999

All provisions of this Agreement are subject to the laws of the State of Delaware.

Article I

Scope of Agreement

A.      On and after the 1st day of October 1999, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, a quota-share percentage (defined in Schedule A) of the mortality net amount at risk (MNAR) as defined in Article IV, generated prior to annuitization or complete surrender by the contract owner, by the Guaranteed Minimum Death Benefit provisions within the variable annuity contracts issued by the CEDING COMPANY as set forth in Schedule A.

B.       [REDACTED]

C.       [REDACTED]

D.      [REDACTED]

E.       This Agreement covers only the CEDING COMPANY’s liability for claims paid under variable annuity contract forms specified in Schedule A and supported by investment funds specified in Schedule B, that were reviewed by the REINSURER prior to their issuance.

Article II

Commencement and Termination of Liability

A.      On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY. The liability under this Agreement will terminate either in accordance with the Duration of Agreement provisions of this Agreement as stated in Article XX, or upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

1.        the date the owner elects to annuitize

2.        full withdrawal (including withdrawal of all available funds under the GIB program)

3.        the death of the annuitant where such death triggers the payment of a death benefit

4.        attainment of age 110

B.       The REINSURER shall be liable to reimburse claims only on those deaths where the date of death is on or after October 1, 1999, in accordance with Article VII.

Article III

Oversights and Clerical Errors

A.      Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B.       If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only.

C.       Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER’s liability under Article VII, Settlement of Claims, of this Agreement.

D.      Any negligent or deliberate acts or omissions by the REINSURER regarding the insurance or reinsurance provided are the responsibility of the REINSURER and its liability insurer, if any, but not that of the CEDING COMPANY.

Article IV

Net Amount at Risk

[REDACTED]

Article V

Reinsurance Premiums

A.      [REDACTED]

B.       The minimum and maximum asset-based premium rates shall be applied to the greater of the average aggregate GMDB value and the average aggregate account value over the reporting period in force multiplied by the quota-share percentage reinsured by the REINSURER. The reporting period is assumed to be monthly. After the account value is exhausted by a policyholder who is still eligible for the GIB program, the GMDB value for premium calculation purposes will be limited to twenty-five percent (25%) of the total investment.

C.       The annualized reinsurance premium rates are shown in Exhibit II and are expressed in terms of basis points. In practice, they shall be applied on a monthly basis by utilizing one-twelfth (1/12th) of the annualized rates.

D.      The YRT rate and the minimum/maximum asset-based premium rates shall be based on the oldest person of a multiple life status.

E.       The total reinsurance premium due and payable in any month shall at least equal one-thousand-five-hundred dollars ($1,500).

F.       Other

1.        The monthly reinsurance premium shall be due and payable as described in Article VI. The REINSURE reserves the right to charge interest on premiums not remitted in accordance with the schedule set forth in Article VI. The interest rate payable by the CEDING COMPANY to the REINSURER for overdue premiums shall be the ninety (90) day Federal Government Treasury Bill rate as first published in the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year).

2.        The reinsurance premium structure described above shall remain in effect as long as the death benefit design, contract fees, mortality and expense charges, administration fees and surrender charges in effect at the inception of this Agreement remain unchanged.

Article VI

Reinsurance Administration

A.      Within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month.

B.       Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate paper report summarizing the following:

1.        reinsurance premiums due the REINSURER separate for each premium class as shown in Exhibit II

2.        benefit claim reimbursements due the CEDING COMPANY in total and split by VNAR and SCNAR

C.       Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will “true-up” benefit claim reimbursements, if necessary, from the prior calendar year.

D.      If the net balance is due the REINSURER, the amount due shall be remitted with the report statement. If the net balance is due the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the report.

E.       Other

1.        The REINSURER reserves the right to charge interest [if (a) and (b) below occur] based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the end of the billing period plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year).

(a) premiums are not paid within sixty (60) days of the due date shown on the statement

(b) premiums for first year business are not paid within one-hundred-eighty (180) days of the effective date of the policy

2.        The REINSURER will have the right to terminate this Agreement when premium payments are in default by giving ninety (90) days’ written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety (90) day notice period, the REINSURER’s liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. The first day of the ninety (90) day notice of termination will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Agreement will remain in effect.

3.        Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.

Article VII

Settlement of Claims

A.      The claims, calculated as set forth in Article IV, that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the Effective Date of this Agreement and subject to benefit limitations as described in Article I.

B.       In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C.       Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death benefits paid in that month, based on the net amount at risk definition set forth in Article IV and the limits as set forth in Article I, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D.      Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E.       In no event will the REINSURER participate in punitive or compensatory damages, which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages, other than statutory damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed, in equitable proportions. For the purposes of this provision, the following definitions will apply:

•        “Punitive Damages” are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute

•        “Statutory Penalties” are those amounts awarded as a penalty, but fixed in amount by statute

•        “Compensatory Damages” are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute

F.       If the REINSURER declines to be party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

Article VII - Settlement of Claims

(continued)

In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in above paragraph.

Article VIII

Reinsurance Credit

It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance credit in all States for reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with the insurance laws and regulations of all States in order to enable the CEDING COMPANY to take credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

Article IX

Recapture Privileges

The CEDING COMPANY may recapture existing reinsurance in force up to its then published retention in accordance with the following rules:

A.      The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

B.       No recapture will be made unless reinsurance has been in force for fifteen (15) years.

C.       No recapture will be made unless the total carry-forward is not in a negative position. The total carry-forward is defined as the sum of the carry-forwards of this Agreement and the complementary GMIB Agreement, if any, that reinsures the same related contracts.

D.      The carry-forward for each Agreement is defined as the current period’s reinsurance premium minus all reinsurance claims paid under this Agreement minus a two-and-one-half (2.5) basis points annual expense allowance applied against the average aggregate Account Value minus the change in treaty reserves plus last period’s loss carry-forward. The carry-forward amount is accumulated at the ninety (90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%).

E.       Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., the initial quota-share percentage reduces 2.78% times the initial quota-share percentage each month). It is irrevocable once elected.

F.       It is the responsibility of the CEDING COMPANY to determine the carry-forward, based on the method described above.

Article X

Inspection of Records

A.      The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B.       Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

Article XI

Insolvency

A.           In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B.             In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY or any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

C.             Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one-hundred-eighty (180) days past due at the date of the court order of liquidation.

D.            In the event of insolvency of the REINSURER, the CEDING COMPANY may recapture immediately all retroceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such retrocession, at the date of recapture.

Article XII

Negotiation

A.           Within ten (10) days after one of the parties has given the other [ILLEGIBLE] specific dispute, each party will appoint a designated officer to [ILLEGIBLE] officers will meet at a mutually agreeable location as early as possible [ILLEGIBLE] order to gather and furnish the other will all appropriate and relevant information [ILLEGIBLE] dispute. The officers will discuss the problem and will negotiate in good faith without the [ILLEGIBLE] of any formal arbitration proceedings. During the negotiation process, all reasonable requests [ILLEGIBLE] by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B.             If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

Article XIII

Arbitration

A.           It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XI, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal of their decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgement.

B.             To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C.             There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within thirty (30) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, then the appointment of said arbitrator will be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority of votes.

D.            It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E.              The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F.              The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

Article XIV

Right to Offset Balances Due

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

Article XV

Contract and Program Changes

A.           The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contract as described in the contract general provisions. No such change will be made by the CEDING COMPANY without prior notification to the REINSURER and without the prior approval of the Securities and Exchange Commission, if necessary. The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Schedule B.

B.             The CEDING COMPANY shall also give the REINSURER advance notice of any other changes to its annuity product design and/or death benefit design, its fees and charges, its distribution systems and/or methods, or the addition of any riders to any contract forms reinsured hereunder.

C.             Should any such change as stated above result in a material increase in the reinsured net amount at risk and/or material decrease in the reinsurance premiums due on a product line, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore the REINSURER to its original position.

D.            The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications as though the CEDING COMPANY were a contractholder in the State of Delaware.

Article XVI

Confidentiality

This Agreement incorporates the confidentiality agreement previously agreed to between the parties. All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall hold confidential and not disclose or make competitive use of any shared proprietary information unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available, or the disclosure of which is required for retrocession purposes, or has been mandated by law, or is duly required by external auditors.

Article XVII

Miscellaneous

A.           This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by Amendment to the Agreement and signed by both parties.

B.             Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

If to CEDING COMPANY:	Fortis Benefits Insurance Company
500 Bielenberg Drive
Woodbury, MN 55125
Attn: Kelly Bretz

If to the REINSURER:	AXA Re Life Insurance Company
17 State Street, 32nd Floor
New York, NY 10004
Attn: Josephine Pagnozzi

All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will 1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender’s terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. The more specific requirements of Article II shall apply to notices thereunder.

C.             This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. This Agreement may be modified or amended only by an Amendment duly executed and delivered on behalf of each party by its respective duly authorized officers.

Article XVIII

Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

Article XIX

DAC Tax

Treasury Regulation Section 1.848-2(g)(8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to the Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992. under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this Agreement remains in effect.

A.           The term “party” will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B.             The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C.             The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D.            Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E.              The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F.              The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER’s receipt of the CEDING COMPANY’s calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER’s tax return for the previous calendar year.

G.             If the REINSURER contests the CEDING COMPANY’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Article XX

Duration of Agreement

A.           This Agreement shall be unlimited as to its duration but may be reduced or terminated as provided in this Article, below.

B.             This Agreement shall be open for new business for a minimum of two (2) years as measured from the Effective Date of this Agreement subject to a limit of three-billion dollars ($3,000,000,000) of total new considerations to the CEDING COMPANY divided by the quota-share percentage as described in Schedule A. Upon attainment of the three-billion dollar ($3,000,000,000) limit, the REINSURER has the right to re-price the business. Any time on or after the second anniversary of this Agreement, and upon one-hundred-eighty (180) days’ written notice, or anytime on or after attainment of three-billion dollars ($3,000,000,000) of total new business, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement. The facility may be renewed thereafter, subject to mutually accepted terms.

C.             The terms of this Agreement may be altered due to the actual insolvency (either party is in the liquidation process) of the REINSURER or the CEDING COMPANY.

Article XXI

Execution of Agreement

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of October 1, 1999.

FORTIS BENEFITS INSURANCE COMPANY

By:	[ILLEGIBLE]	Date:	[ILLEGIBLE]

Attest:	Mark W (ILLEGIBLE), Officer

AXA RE LIFE INSURANCE COMPANY

By:	/s/ Michael W. Pado	Date:	[ILLEGIBLE]
Michael W. Pado; President

Attest:	/s/ Josephine Pagnozzi
Josephine Pagnozzi, Vice President

Schedule A

Plans of Reinsurance

A.      [REDACTED]

B.             Related Contracts:

•                  Fortis Income Preferred Variable Annuity (Policy Form #IP99)

C.             GMDB Reinsured:

•                  Basic Benefit for Issue Ages 0-85: Greater of Return of Net Considerations and 5% Roll-Up to attained age 86 subject to 200% of Net Considerations; GMDB frozen thereafter

•                  Basic Benefit for Issue Ages 86 to 90: Return of Net Considerations

D.            Product Provisions:

•                  The 5% Roll-Up death benefit will be reduced proportionally for any partial withdrawals (including withdrawals under the GIB program)

•                  The Return of Net Considerations death benefit will be reduced dollar-for-dollar for partial withdrawals for policyholders who are eligible for the GIB program

•                  The Return of Net Considerations death benefit will be reduced proportionally for partial withdrawals for policyholders who become ineligible for the GIB program (due to withdrawals in excess of those allowed by the GIB program). The proportional reduction will begin with the disqualifying withdrawal.

E.              GIB Program:

•                  Under the GIB program, a policyholder may withdraw funds from the policy and receives a guarantee that the sum total of funds withdrawn will be at least as great as the initial investment, regardless of market performance. In order to qualify for this guarantee, the policyholder must not withdraw funds in any policy year in excess of 7% of the total investment.

Schedule B

Investment Funds

Fortis Series Funds

A.    Variable Accounts

Money Market Series

U. S. Government Securities Series

Diversified Income Series

Global Bond Series

High Yield Series

Asset Allocation Series

Global Asset Allocation Series

Growth & Income Series

Growth Stock Series

Global Growth Series

International Stock Series

Aggressive Growth Series

Value Series

Blue Chip Series

S&P 500 Index Series

Berger Small Cap Value Series

Dreyfus Mid Cap Stock Series

Alliance Large Cap Growth Series

B.    Fixed Accounts

Fortis Benefits Fixed Account

Suggested Data Layout

Schedule C

Field Description	Comments

Annuitant’s ID	Last Name
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Joint Annuitant’s ID:	Last Name If Applicable
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social security No. / Social Insurance No.

Owner’s ID:	Last Name
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Joint Owner’s ID:	Last Name If Applicable
First Name
Middle Name
Sex	M or F
Date of Birth	YYYYMMDD
Social Security No. / Social Insurance No.

Policy Number
Policy Issue Date	YYYYMMDD
Policy Issue Status	N I=True New Issue, SC = Spousal Continuance, EX = 1035 Exchange
Tax status	Qualified (Q), or Non-qualified (N)

Suggested Data Layout

Exhibit C

(continued)

	Field Description	Comments

GMDB SECTION
	Mortality Risk Definition Indicator	AV = VNAR; CV = VNAR + SCNAR
	Death Claim Trigger	A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
(e.g., A2 = payable upon death of second of joint annuitants)
	Current Ratchet Value	If Applicable
	Current Reset Value	If Applicable
	Current Rollup Value	If Applicable
	Current Return of Premium Value	If Applicable

Minimum Guaranteed Death Benefit
	Contract Death Benefit	Greater of Account Value and Minimum Guaranteed Death Benefit
Mortality Risk	VNAR	Max [Contractual Death Benefit – Account Value), 0]
	SCNAR	Surrender Charge, if applicable

GMIB SECTION
	GMIB Indicator	Y = benefit elected, N = benefit not elected, NA = not applicable
	Income Benefit Elected	01 = option 1, 02 = option 2, etc.
	Expiration of Waiting Period	YYYYMMDD
	GMIB Annuitization Date	YYYYMMDD - actual date
	Most Recent GMIB Step-up / Reset Date	YYYYMMDD, if applicable
	Cancellation Date	YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
	GMIB IBNAR Amount	Calculated using an individual life annuity form with 10 years certain
	Treasury Rate	Used in IBNAR calculation

GMAB SECTION
	GMAB Indicator	Y = benefit elected, N = benefit not elected, NA = not applicable
	Accumulation Benefit Elected	01 = option 1, 02 = option 2, etc.
	Maturity Date	YYYYMMDD
	Most Recent GMAB Step-up / Rollover Date	YYYYMMDD, if applicable
	Cancellation Date	YYYYMMDD, if applicable
Pricing Cohort Indicator
	GMAB Guaranteed Value	Current Value
	GMAB NAR	Max [ (GMAB Guaranteed Value - Account Value) , 0

	Account Value	Current total value
	Surrender Charge	If reinsured
	Cumulative Deposits	Total premiums
	Cumulative Withdrawals	Total withdrawals

Suggested Data Layout

Exhibit C

(continued)

Field Description	Comments

Funding Vehicle Values
“MorningStar” designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund

“Financial Post” designations (Canada)
Asia-Pacific
Balanced
Bond
Canadian Equity
Dividend
European Equity
Global Equity
International Equity
North American Equity
Other
United States Equity

General Account

Note: total of funding vehicles should equal account value.

Termination Information:
Termination Date	YYYYMMDD. If applicable
Reason for Termination	Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election (I), Other (O)
Cause of Death	If applicable. Use your Cause of Death code, and provide translation

Summary Information:	For reconciliation purposes (may be paper summary)
Total number of records	Monthly aggregate information by GMIB Design, GMAB Design, and Pricing Cohort (if applicable)
Total of each dollar field	Monthly aggregate information by GMIB Design, GMAB Design, and Pricing Cohort (if applicable)

Note: All values to nearest dollar

Exhibit I

1994 Variable Annuity MGDB Mortality Table

(applied age last birthday)

[REDACTED]

Exhibit II

Reinsurance Premiums

[REDACTED]

*The current maximum premium rate shall be in effect for a minimum of twenty (20) years from the Effective Date of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

Exhibit III

Benefit Limitation Rules

[REDACTED]

Amendment No. 1
to
Automatic Reinsurance Agreement No. 99030 Dated October 1, 1999
between
FORTIS BENEFITS INSURANCE COMPANY
(Ceding Company)
and
AXA RE LIFE INSURANCE COMPANY
(Reinsurer)

Effective May 1, 2000, this Amendment is hereby attached to and becomes a part of the above described Reinsurance Agreement. The Agreement has been amended as follows:

•                  Schedule A - Plans of Reinsurance is replaced by the attached revised Schedule A

•                  Schedule B - Investment Funds is replaced by the attached revised Schedule B adding new funds

This Amendment does not alter, amend or modify the Reinsurance Agreement other than as set forth in this Amendment, and it is subject, otherwise to all the terms and conditions of the Reinsurance Agreement together with all amendments and supplements thereto.

FORTIS BENEFITS INSURANCE COMPANY

By:	[ILLEGIBLE] Actuarial Officer	Date	8/2/00
Name/Title

Attest:	[ILLEGIBLE] Actuarial Officer
Name/Title

AXA RE LIFE INSURANCE COMPANY

By:	/s/ Michael W. Pado	Date:	July 26, 2000
Michael W. Pado, President

By:	/s/ Michael Sakoulas
Michael Sakoulas, Senior Vice President

Attest:	/s/ Chery A. Rogers
Chery A. Rogers, Vice President

Fortis Agreement No. 99030-DB, Effective October 1, 1999

Amendment No. 1. Effective May 1, 2000

Schedule A

Plans of Reinsurance

A.           [REDACTED]

B.             Related Contracts:

•                  Fortis Income Preferred Variable Annuity (Policy Form #IP99)

C.             GMDB Reinsured:

•                  Basic Benefit for Issue Ages 0-85: Greater of Return of Net Considerations and 5% Roll-Up to attained age 86 subject to 200% of Net Considerations; GMDB frozen thereafter

•                  Basic Benefit for Issue Ages 86 to 90: Return of Net Considerations

D.            Product Provisions:

•                  The 5% Roll-Up death benefit will be reduced proportionally for any partial withdrawals (including withdrawals under the GIB program described below)

•                  The Return of Net Considerations death benefit will be reduced dollar-for-dollar for partial withdrawals for policyholders who are eligible for the GIB program

•                  The Return of Net Considerations death benefit will he reduced proportionally for partial withdrawals for policyholders who become ineligible for the GIB program (due to withdrawals in excess of those allowed by the GIB program). The proportional reduction will begin with the disqualifying withdrawal.

E.              GIB Program (not reinsured):

•                  Under the GIB program, a policyholder may withdraw funds from the policy and receives a guarantee that the sum total of funds withdrawn will be at least as great as the initial investment, regardless of market performance. In order to qualify for this guarantee, the policyholder must not withdraw funds in any policy year in excess of 7% of the total investment.

Effective May 1, 2000, the attached endorsements to the GIB benefit supercede the benefits as stated above. Note: The “Qualified Retirement Plan Endorsement” applies only to qualified business while the other endorsement applies to both qualified and non-qualified business.

25

Fortis Benefits Insurance Company
St. Paul, Minnesota
A Stock Company
Qualified Retirement Plan Endorsement
To
[Guaranteed Living Benefit Rider]

This Endorsement is a part of the annuity contract and [Guaranteed Living Benefit Rider] (the Rider) to which it is attached. It takes effect on the effective date of the Rider. The purpose of this Endorsement is to maintain the Living Benefit Status of the Rider if a Required Minimum Distribution, as defined below, would require that You make a partial surrender which would otherwise exceed the partial surrender limits of the benefit provided by the Rider.

Definitions

Required Minimum Distribution  - means, for the purposes of this Endorsement, the amount required to be distributed to a plan participant in a tax qualified retirement plan under the provisions of section 401(a)(9), 403(b)(10), 408(b)(3), and 408A(b), as modified by 408A(c)(5), or their successor sections, associated with, and only associated with, the value of the annuity contract to which this endorsement is attached.

You - means, for the purposes of this Endorsement, both the owner of the contract as well as the spouse of the owner if he or she: (1) is the beneficiary of the contract, (2) elects to continue the contract, and (3) is subject to Required Minimum Distributions.

Effect of Required Minimum Distribution on Annual Maximum Living Benefit

The Rider gives You the right to make partial surrenders each Contract Year of up to [7%] of Your Guaranteed Benefit Base so long as Your contract remains in Living Benefit Status. On January first of the calendar year in which You attain the age causing You to be subject to Required Minimum Distributions, the time periods applicable to the [7%] limitation (contract years) shall change to calendar years. Furthermore, the [7%] limitation shall be modified to be the greater of: (1) the [7%] limitation, or (2) the amount of any Required Minimum Distribution which You are required to take during the calendar year.

Effect of Required Minimum Distribution on Living Benefit Status and Maximum Living Benefit

The Rider provides that the contract will not be in Living Benefit Status if Your Guaranteed Remaining Benefit Amount is zero. A partial surrender as a result of a Required Minimum Distribution shall be included in the calculation of partial surrenders applied against the Guaranteed Remaining Benefit Amount.

Similarly, for the purposes of calculating the first limitation under the Maximum Living Benefit, “any partial surrenders You made during the Contract Year” shall be changed to “any partial surrenders You made during the calendar year” at such time that You attain the age which causes You to begin to be subject to Required Minimum Distributions. Furthermore, such partial surrenders shall include partial surrenders which are a part of a Required Minimum Distribution.

Signed for the Company to take effect on the Rider effective date.

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]
SENIOR VICE PRESIDENT	SENIOR VICE PRESIDENT

42577

Fortis Benefits Insurance Company

St. Paul, Minnesota
A Stock Company

[GUARANTEED LIVING BENEFIT RIDER]

This rider is a part of the annuity contract to which it is attached. it takes effect on the rider effective date. If none is listed on the contract data page, the rider effective date will be the contract Issue Date. Any provision in the contract that is not in conflict with this rider remains in effect. Any charge for this rider is included on the contract data page.

This rider provides a living benefit in the form of the right to make partial surrenders each Contract Year of up to [7%] of Your Guaranteed Benefit Base, if Your contract remains in Living Benefit Status as described below. The total amount of partial surrenders available under this Rider are guaranteed to be no less than Your total Net Purchase Payments. This guarantee can potentially be increased as described below. This right shall also extend to Your Beneficiary upon Your death if Your Beneficiary is Your spouse and he or she elects to continue the contract.

Guaranteed Benefit Base

Your Guaranteed Benefit Base is calculated as follows:

First Nine Contract Years

During the first nine contract years, the Guaranteed Benefit Base is equal to the total of all Net Purchase Payments made to the contract.

Subsequent Contract Years

The Guaranteed Benefit Base for the tenth contract year, and thereafter, is equal to the greater of (1) and (2), as follows:

1.               The total of all Net Purchase Payments made to the contract.

2.               The highest Contract Value as of each of the Contract’s Nine-Year Anniversaries plus Net Purchase Payments since said Nine-Year Anniversary.

Nine-Year Anniversary means the ninth anniversary of the issue Date and each subsequent nine-year anniversary of that date.

Living Benefit Status

Your contract remains in Living Benefit Status if the following conditions are met:

1.               You have not made partial surrenders during any Contract Year totaling more than [7%] of Your then current Guaranteed Benefit Base; and

2.               Your Guaranteed Remaining Benefit Amount, as defined below, is greater than zero.

If either condition is exceeded, the contract is no longer in Living Benefit Status, and such status may not be regained. While the contract is in Living Benefit Status, your contract will not terminate due to the contract value being reduced to less than the minimum specified in the contract to which this rider is attached. However, if the Contract Value declines to less than such minimum, the Automatic Periodic Benefit Payments provision below will apply.

42637

Guaranteed Remaining Benefit Amount

First Nine Contract Years

The Guaranteed Remaining Benefit Amount during the first nine contract years is equal to the total of all Net Purchase Payments made to the contract less any partial surrenders since the issue date.

Subsequent Contract Years

The Guaranteed Remaining Benefit Amount for all contract years thereafter is equal to:

1.               The greater of:

a.               The Guaranteed Remaining Benefit Amount immediately prior to the most recent Nine Year Anniversary, and

b.              The Contract Value as of the most recent Nine Year Anniversary,

2.               plus any Net Purchase Payments made since such most recent Nine Year Anniversary,

3.               less any partial surrenders (including Automatic Periodic Benefit Payments as hereafter provided) since such most recent Nine Year Anniversary.

Maximum Living Benefit

The maximum partial surrender You may make at any one time as a living benefit under this rider is the lesser of the following:

1.               [7%] of Your then current Guaranteed Benefit Base less any partial surrenders You made during the current Contract Year;

2.               Your Guaranteed Remaining Benefit Amount.

Automatic Periodic Benefit Payment

If partial surrenders under the living benefit provision of this rider reduce the Contract Value to less than the minimum specified in the contract to which this rider is attached, We will pay to You any remaining maximum living benefit on a periodic basis. The amount of such Automatic Periodic Benefit Payments will be an annual amount equal to 7% of Your current Guaranteed Benefit Base. The frequency of such payments will be annual unless You direct Us to make such payments on a monthly, quarterly, or semi-annual basis. Payments will continue until the Guaranteed Remaining Benefit Amount equals zero, at which time this rider and the contract to which it is attached will terminate. During such Automatic Periodic Benefit Payment period, no further Purchase Payments will be accepted, and any death benefit otherwise payable under the contract will continue to apply.

Signed for the Company to take effect on the rider effective date.

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

SENIOR VICE PRESIDENT	SENIOR VICE PRESIDENT

42637

Schedule B

Investment Funds

Fortis Series Funds

A.            Variable Accounts

Money Market Series

U. S. Government Securities Series

Diversified Income Series

High Yield Series

Asset Allocation Series

Global Asset Allocation Series

Growth & Income Series

Growth Stock Series

Global Growth Series

International Stock Series

Aggressive Growth Series

Value Series

Blue Chip Series

S&P 500 Index Series

Berger Small Cap Value Series

Dreyfus Mid Cap Stock Series

Alliance Large Cap Growth Series

AIM Multisector Bond Series

AIM Blue Chip Stock Series II

MFS Global Equity Series

MFS Capital Opportunities Series

MFS Investors Growth Series

Federated American Leaders Series

B.            Fixed Accounts

Fortis Benefits Fixed Account

26